Exhibit 4.2

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“this Agreement”) is made and entered into as of January 14, 2009, by and between The Dimitri Villard Revocable Living Trust dated 6/4/92 (“Buyer”) and TRILOGY CAPITAL PARTNERS, INC., a California corporation (“Seller)”) with reference to the following facts:

A.                                   Seller is the owner of the following securities (collectively, the “Securities”) of ARTISTdirect, Inc.:

1.                                       197,734 shares of common stock;

2.                                       216,666 warrants to purchase common stock at $2.00 per share at any time prior to July 28, 2010, subject to an ownership limitation of 9.99% and subject to extinguishment pursuant to the First Amendment to Note and Warrant Purchase Agreement;

3.                                       345,967 warrant to purchase common stock at $1.43 per share at any time prior to July 28, 2010, subject to an ownership limitation of 9.99% and subject to extinguishment pursuant to the Second Amendment to Subordinated Convertible Notes; and

4.                                       $6,190,000 par value subordinated convertible debt, four percent interest rate, convertible into common stock at $1.00 per share at any time prior to July 28, 2009, subject to an ownership limitation of 9.99%.

B.                                     The Securities are approximately one-half of the securities purchased by Seller from CCM Master Qualified Fund, Ltd. (the “CCM Securities”).

C.                                     Seller desires to sell the Securities to Buyer, and Buyer desires to purchase the Securities from Seller, all on the term and conditions set forth below.

With reference to the foregoing facts and in reliance thereon, the parties hereto hereby agree as follows:

1.                                       Sale of the Securities.                              Seller hereby agrees to sell, transfer and assign to Buyer, and Buyer hereby agrees to purchase and acquire from Seller, all of Seller’s right, title and interest to all of the Securities.  The effective date of the purchase and sale is January 15, 2009.

2.                                       Purchase Price. The Purchase Price for the Securities shall be $500.00, which Purchase Price has been paid to Seller concurrently with the execution of this Agreement, and Seller acknowledges receipt thereof.  The Securities shall be delivered to Buyer with a stock power of assignment in favor of Buyer endorsed by Seller attached thereto.  Seller agrees to execute all instruments and documents necessary to evidence, document and cause the transfer of the Securities to Buyer.

3.                                       Representations of Seller.        As a material consideration to Buyer to agree to purchase the Securities from Seller, Seller warrants and represents to Buyer as follows:

(a)                                  Seller has not transferred, assigned or encumbered any of the CCM Securities.

(b)                                 At the time of purchase, Buyer shall acquire the same interest in the Securities that Seller received in the CCM Securitiies.

4.                                       Miscellaneous.

(a)                                  Notices - All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the date of delivery if delivered by overnight delivery service or facsimile or (iii) on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, postage prepaid.  Any notice to be given to either party shall be addressed to such party at the address set forth beneath such party’s signature hereto.  By a notice given pursuant to this Section, either party may hereafter designate a different address for notices to be given to him.

(b)                                 Effect of Headings - The subject headings in this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

(c)                                  Entire Agreement; Modification - The making, execution and delivery of this Agreement have not been induced by any representations, statements, warranties or agreements other than those herein expressed.  This Agreement constitutes the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, unless specifically referred to by reference herein.  This Agreement supersedes all prior and contemporaneous negotiations, agreements, representations, warranties and understandings of the parties.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties.

(a)                                  Severability and Governing Law - Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under such law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of this Agreement.  This Agreement is made and entered into at Los Angeles, California and the laws of said State shall govern the validity and interpretation hereof and the performance by the parties hereto of their respective duties and obligations hereunder.  The parties agree that the exclusive jurisdiction and venue of any action with respect to this Agreement shall be in the Superior Court of California for the County of Los Angeles or the United States District Court for the Central District of California.  Each of the parties hereby submits itself to the exclusive jurisdiction and venue of such courts for the purpose of such action.  The parties agree that service of process in any such action may be affected in the manner provided for delivery of notices set forth above.

(b)                                 Parties in Interest - Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons or entities other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

(c)                                  Counterparts - This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

“Buyer”		“Buyer”

The Dimitri Villard Revocable Living		Trilogy Capital Partners, Inc.
Trust dated 6/4/92

By:	/s/ Dimtri Villard	By:	/s/ Robert S. Rein

Dimitri Villard, Trustee		Robert S. Rein, Vice Chairman

Name and Address:		Name and Address:

Dimitri Villard Revocable Living Trust		Robert S. Rein
Dated 6/4/92
ATT: Dimitri Villard, Trustee
8721 Santa Monica Blvd., Suite 100		10866 Wilshire Blvd., Suite 400
Los Angeles, CA 90069		Los Angeles, CA 90024